Exhibit 99.1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a qualification of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The securities have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be offered or sold in the United States or to or for the account or benefit of a U.S. person as defined in Regulation S under the 1933 Act. See “Plan of Distribution”.

This document is only being and may only be distributed to and directed at (i) persons outside the United Kingdom, or the U.K.; or (ii) persons in the U.K. who are (a) a “qualified investor” within the meaning of Section 86(7) of the U.K. Financial Services and Markets Act 2000, or the FSMA, and (b) within the categories of persons referred to in Article 19 (investment professionals) or Article 49 (high net worth companies, unincorporated associations, etc.) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the financial promotion order, (all such persons together being referred to as “relevant persons”). The securities being offered hereunder are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. This document is not a prospectus for the purposes of Section 85(1) of FSMA. Accordingly, this document has not been approved as a prospectus by the U.K. Financial Services Authority, or the FSA, under Section 87A of FSMA and has not been filed with the FSA pursuant to the U.K. prospectus rules nor has it been approved by a person authorized under FSMA.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Geovic Mining Corp. at 743 Horizon Court, Suite 300A, Grand Junction, CO, USA 81506 (telephone 970-256-9681), and are also available electronically at www.sedar.com.

NEW ISSUE	SHORT FORM PROSPECTUS	April 19, 2007

GEOVIC MINING CORP.

Cdn$35,000,000

8,750,000 Units

     This short form prospectus qualifies the distribution of 8,750,000 units (the “Units”) of Geovic Mining Corp. (“Geovic Mining” or the “Company”) at a price of Cdn$4.00 (the “Offering Price”) per Unit (the “Offering”). Each Unit consists of one common share (a “Common Share”) of the Company and one-half of one common share purchase warrant (each whole warrant, a “Warrant”) of the Company. Each whole Warrant entitles the holder thereof to purchase one common share of the Company (a “Warrant Share”) at a price of Cdn$5.00 for a period of 5 years following the closing of the Offering. The Units will separate into Common Shares and Warrants immediately upon issue. This short form prospectus also qualifies for distribution 1,825,000 common shares of the Company that will be exchanged for 1,825,000 outstanding preferred shares of the Company. The share exchange is described under “Description of Securities – Preferred Shares”.

     The Company’s common shares and certain of its warrants are listed and posted for trading on the TSX Venture Exchange (the “Exchange”) under the symbols “GMC”, “GMC.WT” and “GMC.WT.A” respectively. On April 18, 2007, the closing price of the common shares on the Exchange was Cdn$3.50 and the closing price of the Company’s listed warrants on the Exchange was Cdn$2.27 (GMC.WT) and Cdn$2.10 (GMC.WT.A). The Offering Price was determined by negotiation among the Company and Canaccord Adams Limited (or its Canadian broker-dealer affiliate, as applicable) and Orion Securities Inc. (collectively, the “Underwriters”). The Exchange has conditionally approved the listing of the Common Shares and Warrants distributed under this short form prospectus, as well as the Warrant Shares. Listing is subject to the Company fulfilling all the requirements of the Exchange.

     There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulation. Investment in the Units involves a high degree of risk. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”. In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Cassels Brock & Blackwell LLP, counsel to the Underwriters, at the date hereof, the Units will be qualified investments or not precluded as investments under certain statutes. See “Eligibility for Investment”.

___________________________________________________________
Price: Cdn$4.00 per Unit
___________________________________________________________

Price to Public	Underwriters’ Fee(1)	Net Proceeds to Company(2) (3)
Per Unit	Cdn	Cdn	Cdn$3.80
Total	Cdn	Cdn	Cdn$33,250,000

_______________
Notes:

(1)

Pursuant to the terms and conditions of the Underwriting Agreement dated as of April 11, 2007 among the Company and the Underwriters and Canaccord Capital Corporation, the Company has agreed to pay a cash commission to the Underwriters equal to 5% of the gross proceeds of the Offering (the “Underwriters’ Fee”). See “Plan of Distribution”.

(2)

The Company has granted the Underwriters an option (the “Over-Allotment Option”), exercisable for a period of 30 days from the closing of the Offering, to purchase up to 1,312,500 additional Units on the same terms as set forth above, to cover over-allotments and for market stabilization purposes. This short form prospectus also qualifies for distribution the Over-Allotment Option and the Units to be issued upon the exercise of such Over-Allotment Option. The Underwriters will be entitled to the Underwriters’ Fee in respect of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total Price to Public will be Cdn$40,250,000, the Underwriters’ Fee will be Cdn$2,012,500 and the Net Proceeds to Company will be Cdn$38,237,500.

(3)	Before deducting the other expenses of the Offering, estimated to be Cdn$250,000, which will be paid from the proceeds of the Offering.

     The Underwriters, as principals, conditionally offer the Units, subject to prior sale if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Blake, Cassels & Graydon LLP and on behalf of the Underwriters by Cassels Brock & Blackwell LLP. In connection with the Offering, the Underwriters may over-allot or engage in market stabilization activities described under “Plan of Distribution” which if commenced may be discontinued at any time.

Underwriters’ Position	Number of Securities Under Option	Exercise Period	Exercise Price
Over-Allotment option	1,312,500 Units	Exercisable until 30	Cdn$4.00
days from the closing
of the Offering

     Subscriptions for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing of the Offering is anticipated to occur on or about April 26, 2007 or at such later date as the Company and the Underwriters may agree, but in any event not later than May 29, 2007. One or more certificates representing the Common Shares and Warrants to be issued pursuant to the Offering will be issued in registered form and will be deposited with Clearing and Depository Services Inc. (“CDS”) on the date of closing of the Offering. A purchaser of the Units will receive only a customer confirmation from the registered dealer who is a CDS participant and from or through which the Units are purchased.

     As of the date of this short form prospectus, the Company has allocated approximately Cdn$2.0 million of the proceeds of the Offering towards the search for, and acquisition of, additional mineral properties or companies holding such properties and Cdn$6.5 million of the proceeds have been allocated to general corporate expenses. All such allocations shall be at the sole discretion of the management of the Corporation. See “Use of Proceeds” and “Risk Factors – Unallocated Proceeds of Offering”.

     Geovic Mining is a corporation existing under the laws of the State of Delaware. The Company’s principal place of business and registered head office is in Grand Junction, Colorado, U.S.A. Although Geovic Mining will appoint Blake, Cassels & Graydon LLP as its agent for service of process in Canada, it may not be possible for investors to collect from Geovic Mining judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	3

ELIGIBILITY FOR INVESTMENT	4

CURRENCY & EXCHANGE RATE INFORMATION	4

DOCUMENTS INCORPORATED BY REFERENCE	5

THE COMPANY	6

THE CAMEROONIAN PROJECT	8

USE OF PROCEEDS	12

PLAN OF DISTRIBUTION	12

DESCRIPTION OF SECURITIES	14

RISK FACTORS	16

CONSOLIDATED CAPITALIZATION	17

TAX CONSIDERATIONS	18

INTEREST OF EXPERTS	24

AUDITORS, TRANSFER AGENT AND REGISTRAR	24

LEGAL MATTERS	24

PURCHASERS’ STATUTORY RIGHTS	25

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS	B-	1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS	B-	2

CERTIFICATE OF THE COMPANY	C-	1

CERTIFICATE OF THE UNDERWRITERS	C-	2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This short form prospectus contains or incorporates by reference “forward looking information” which means disclosure regarding possible events, conditions, acquisitions, or results of operations that is based on assumptions about future conditions and courses of action and includes future oriented financial information with respect to prospective results of operations, financial position or cash flows that is presented either as a forecast or a projection, and also includes, but is not limited to, statements with respect to the future financial and operating performance of Geovic Mining, its current and proposed subsidiaries and its current and proposed mineral projects, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, working capital requirements, capital and exploration expenditures, costs and timing of mine development, processing facility construction and the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, limitations of insurance coverage and the timing and possible outcome of pending litigation and regulatory matters. Often, but not always, forward looking statements can be identified by the use of words such as “plans”, “proposes”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates “, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, “occur” or “be achieved”. Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company and/or its current and proposed subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Such risks and factors include, among others, risks related to the integration of acquisitions, risks related to operations, risks related to joint venture operations, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; actual results of reclamation activities; the outcome of negotiations, conclusions of economic evaluations and studies; changes in project parameters and returns as plans continue to be refined; future prices of metals; possible variations of ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; insurrection or war; political uncertainty; arbitrary changes in law; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this short form prospectus. As a result, actual actions, events or results may differ materially from those described in forward looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. The Company’s forward looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligations to update forward looking statements if circumstances or management’s beliefs, expectations or opinions should change. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward looking statements due to the inherent uncertainty therein.

     Forward looking statements and other information contained herein concerning the mining industry and our general expectations concerning the mining industry are based on estimates prepared by us using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which we believe to be reasonable. However, this data is inherently imprecise, although generally indicative of relative market positions, market shares and performance characteristics. While we are not aware of any misstatements regarding any industry data presented here, the industries involve risks and uncertainties and are subject to change based on various factors.

     You should rely only on the information contained or incorporated by reference in this short form prospectus. Neither Geovic Mining nor the Underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Geovic Mining nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate as of the date on the front cover of this short form prospectus.

ELIGIBILITY FOR INVESTMENT

     In the opinion of Blake, Cassels & Graydon LLP, counsel for the Company, and Cassels Brock & Blackwell LLP, counsel for the Underwriters, provided the Common Shares are listed on a prescribed stock exchange (which includes the Exchange), the Common Shares comprising the Units offered hereby, will be qualified investments under the Income Tax Act (Canada) (“Tax Act”) and the regulations thereunder (the “Regulations”) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, “Investment Plans”). Pursuant to the Regulations, the Warrants will be qualified investments at the particular time for an Investment Plan, provided that the Company is at the time, on an on-going basis, dealing at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under the Investment Plan and provided the underlying common shares are listed on a prescribed stock exchange as noted above.

CURRENCY & EXCHANGE RATE INFORMATION

     The Company reports in United States dollars. Accordingly, unless otherwise indicated, all references to “$” or “dollars” in this short form prospectus refer to United States dollars. References to “Cdn$” in this short form prospectus refer to Canadian dollars. The following table sets forth, for each of the years indicated, the year end exchange rate, the average closing rate and the high and low closing exchange rates of one Canadian dollar in exchange for one U.S. dollar as quoted by the Bank of Canada.

	Year Ended December 31,
	2004		2005		2006
High	$ 0	.84$	0	.86$	0.9134
Low	$ 0	.71$	0	.78$	0.8479
Average	$ 0	.76$	0	.82$	0.8818
Year End	$ 0	.83$	0	.86$	0.8581

     The noon exchange rate on April 18, 2007 as reported by the Bank of Canada for the conversion of Canadian dollars was Cdn$1.00 equals $0.8859.

DOCUMENTS INCORPORATED BY REFERENCE

     Information has been incorporated by reference into this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of documents incorporated herein by reference may be obtained upon request without charge from Geovic Mining at 743 Horizon Court, Suite 300A, Grand Junction, CO, USA 81506. You may call Geovic Mining to request such documents at 970-256-9681. Copies of documents incorporated by reference are also available electronically at www.sedar.com.

     The following documents, filed with the securities commission or similar authority in each of the provinces and territories of Canada are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)	the Company’s NI 43-101 technical report on its Nkamouna and Mada Cobalt projects, other than the appendices dated March 12, 2007;

(b)	the Company’s material change report, dated March 12, 2007, announcing the closing of a public offering of 21,600,000 units;

(c)

the Company’s unaudited pro forma consolidated financial statements as at and for the six months ended September 30, 2006 at pages A-1 to A-6 of the Company’s short form prospectus dated February 23, 2007;

(d)	the Company’s amended annual information form, dated February 21, 2007, for the year ended April 30, 2006 (the “AIF”);

(e)

the Company’s material change report, dated December 6, 2006, announcing the completion of the Company’s reverse take-over transaction, pursuant to which it acquired all of the issued and outstanding securities of Geovic, Ltd. and Geovic Finance Corp. (the “RTO”);

(f)	the Company’s filing statement, dated November 28, 2006;

(g)	the Company’s unaudited consolidated comparative financial statements for the six month periods ended October 31, 2006 and October 31, 2005 together with the notes thereto;

(h)	management’s discussion and analysis of results of operations and financial condition of the Company for the six month period ended October 31, 2006;

(i)	Geovic, Ltd.‘s unaudited consolidated comparative financial statements for the nine month periods ended September 30, 2006 and September 30, 2005 together with the notes thereto;

(j)	Geovic Finance Corp.‘s unaudited financial statements for the three month period ended September 30, 2006 together with the notes thereto;

(k)	the Company’s material change report, dated September 7, 2006, announcing the RTO;

(l)	the Company’s management information circular dated August 31, 2006;

(m)	the Company’s audited comparative financial statements, together with the accompanying report of the auditor, for the years ended April 30, 2006 and April 30, 2005 together with the notes thereto;

(n)	management’s discussion and analysis of results of operations and financial condition of the Company for the year ended April 30, 2006; and

(o)	the Company’s management information circular dated September 30, 2005.

     Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this short form prospectus to the extent that a statement contained in this short form prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this short form prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this short form prospectus. Information on the Company’s website does not constitute part of this short form prospectus.

     Any material change reports (except confidential material change reports), financial statements and information circulars (excluding those portions that are not required pursuant to National Instrument 44-101-Short Form Prospectus Distributions to be incorporated by reference herein) filed by the Company after the date of this short form prospectus and before the termination of the distribution are deemed to be incorporated by reference in this short form prospectus.

THE COMPANY

     The Company was incorporated on August 27, 1984 under the Business Corporation Act (Alberta) and commenced business on March 1, 1988. The Company was continued into Ontario on November 8, 2001. On November 17, 2006, the Company consolidated all of its issued and outstanding common shares on the basis of 2.344 common shares for each post-consolidated common share. In anticipation of the RTO, on November 21, 2006, the Company continued its jurisdiction of incorporation into the State of Delaware and changed its name from “Resource Equity Ltd.” to “Geovic Mining Corp.”. See “Intercorporate Relationships”. The Company is a reporting issuer in British Columbia, Alberta, Manitoba, Ontario and Quebec.

     The Company’s principal address and head office is located at 743 Horizon Court, Suite 300A, Grand Junction, Colorado, USA, 81506. The Company’s registered and records office is located at Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, USA, 19808.

Intercorporate Relationships

     On December 1, 2006, the Company completed a reverse take-over transaction (the “RTO” or the “Acquisition”) with the result that the Company holds 100% of the issued and outstanding shares in the capital of each of Geovic, Ltd. (“Geovic”) and Geovic Finance Corp. (“FinCo”). Geovic owns 60% of Geovic Cameroon PLC (“GeoCam”), a private corporation existing under the laws of Cameroon. The Acquisition was completed pursuant to an agreement (the “Arrangement Agreement”) dated as of September 20, 2006, as amended October 31, 2006, entered into among the Company, Geovic, FinCo and William A. Buckovic (“Buckovic”).

     In anticipation of the RTO, the Company incorporated a new wholly-owned subsidiary, named Ironbark Capital Corporation (“Ironbark”), which subsequently assumed the historical business of the Company. On November 30, 2006, the Company completed a pro rata distribution to its shareholders on record as at September 22, 2006 of the shares of Ironbark, which held all of the Company’s then owned non cash assets, consisting of marketable securities and intellectual property related to its previous business activities. Accordingly, the Company no longer has an intercorporate relationship with Ironbark.

     On March 23, 2007, the Company incorporated “Geovic Energy Corp.” and on March 29, 2007, Geovic Energy Corp. formed “Pawnee Drilling, LLC” under the laws of the state of Colorado for the purpose of evaluating mineral deposits and opportunities and related surface rights in the United States. Geovic Energy Corp. and Pawnee Drilling, LLC do not currently have any material assets or liabilities.

     The following chart illustrates the current intercorporate relationships among the Company and its subsidiaries.

Significant Acquisitions

     On December 1, 2006, pursuant to the RTO, the Company acquired: (a) all of the issued and outstanding securities of Geovic and of FinCo from the Geovic and FinCo securityholders; and (b) 45 shares, or 4.5% of the issued and outstanding shares of GeoCam, in the capital of GeoCam from Buckovic. The 45 GeoCam shares held by Buckovic were transferred to the Company and Buckovic received 1,250,010 common shares in the capital of the Company. Buckovic continues to hold five GeoCam shares, representing 0.5% of all issued and outstanding GeoCam shares. All common shares in the capital of Geovic were transferred to the Company and each holder of Geovic shares received two common shares in the capital of the Company for each Geovic share. All options to purchase Geovic shares were cancelled and for each Geovic option the Company issued two options, each entitling the holder to purchase one common share of the Company. All warrants to purchase Geovic shares were cancelled and for each Geovic warrant the Company issued a warrant entitling the holder to purchase one common share of the Company at a price of US$1.75 per share.

     All common shares in the capital of FinCo were transferred to the Company and each holder of FinCo common shares received one common share in the capital of the Company for each FinCo common share held. All preferred shares of FinCo were transferred to the Company and each holder of a FinCo preferred share received one preferred share in the capital of the Company for each FinCo preferred share. All warrants to purchase FinCo common shares (“FinCo Warrants”) were cancelled and the Company issued that FinCo warrantholder a warrant to purchase common shares of the Company with the same terms as the FinCo Warrants. All options to purchase FinCo common shares, which were issued by FinCo to the agents as part of the agents’ commission in connection with the Subscription Receipt Financing (as defined below) were cancelled and for each compensation option the Company issued an option to purchase a common share of the Company pursuant to the terms of the Acquisition.

     As a result of the Acquisition, Geovic and FinCo became wholly owned subsidiaries of the Company and the Company subsequently transferred the GeoCam shares to Geovic.

The Subscription Receipt Financing

     In connection with the Acquisition, FinCo and Geovic entered into an agency agreement with a syndicate of agents in connection with an offering on a best efforts basis by FinCo of up to 6,000,000 subscription receipts at a price of Cdn$1.95 per subscription receipt for gross proceeds of Cdn$11,700,000 (the “Subscription Receipt Financing”). Each subscription receipt was exchangeable, immediately prior to the completion of the Acquisition without payment of any further consideration into one FinCo common share and one half of a transferable warrant, each whole warrant entitling the holder to acquire one FinCo common share at a price of Cdn$2.75 per share for a period of five years from the closing of the Subscription Receipt Financing. The Subscription Receipt Financing was completed on November 3, 2006. In connection with the RTO, all securities issued in connection with the Subscription Receipt Financing were exchanged for similar securities issued by the Company.

Equity Financing

     On March 6, 2007, the Company closed a public offering (the “Previous Offering”) of 21,600,000 units of the Company at a price of Cdn$2.50 per unit for gross proceeds of Cdn$54 million. Canaccord Capital Corporation, Orion Securities Inc., and Desjardins Securities Inc. acted as agents in connection with the Previous Offering. Each unit consisted of one common share of the Company and one half of one common share purchase warrant. Each warrant has an exercise price of Cdn$3.00 and is exercisable until March 6, 2012.

Description of Business

     As a result of the Acquisition, the Company carries on the business formerly carried on by Geovic and focuses on specialty and strategic metals, from prospect conception to project development and production. Through Geovic, the Company is taking steps to advance its cobalt nickel laterite deposit in the Republic of Cameroon through final feasibility, project financing, construction and production. The Company is focused primarily on development of the Nkamouna deposit and continued exploration and development of the other deposits within areas of the Cameroonian Project, as described below, that are covered by the Company’s Mining Permit. The Company continues to evaluate other specialty metal and strategic mineral investment opportunities from prospect conception to project development. The Company is evaluating selected acquisitions in the mining industry that would provide diversification. At any given time, discussions and activities can be in process on a number of initiatives. The Company currently does not have any binding agreements or binding commitments to enter into such transactions. There is no assurance that any such potential acquisition or transaction will be completed. See “Use of Proceeds” and “Risk Factors — Risks Associated with the Offering”.

     Effective as of November 8, 2006, Geovic entered into a patent license with Inco Limited (“Inco”) whereby Inco granted to Geovic a non-exclusive, royalty-bearing license to use, practice and commercialize certain of Inco’s proprietary information relating to its nickel and cobalt based solvent extractant in connection with the Cameroonian Project. In partial consideration of granting the license, Geovic has paid Inco an initial payment of $20,000. Geovic has agreed to pay Inco a royalty of 0.75% of cobalt and nickel proceeds up to a maximum of $400,000 for each 12-month period during the term of the license, up to a maximum of $2,000,000. Geovic may terminate the license at anytime on 60 days prior written notice to Inco. Inco may terminate the license at any time if Geovic shall commit a material breach thereof not cured within 60 days after written notice from Inco. Inco also has the right to terminate the license upon 30 days written notice to Geovic in the event of any affirmative act of insolvency by Geovic, or upon the appointment of any receiver or trustee to take possession of the properties of Geovic or upon the winding up, sale, consolidation, merger or any sequestration by governmental authority of Geovic.

THE CAMEROONIAN PROJECT

     Unless stated otherwise, information in this section is summarized, compiled or extracted from the Company’s National Instrument 43-101 (“43-101”) technical report on the Nkamouna and Mada cobalt projects, Cameroon dated March 12, 2007 (the “Technical Report”), which is incorporated by reference in its entirety into this short form prospectus. The Technical Report was prepared for Geovic by Frederick Barnard, Richard Lambert and Alan Noble, each a “Qualified Person”, as defined in NI 43-101. Messrs. Barnard and Noble are currently associates of Pincock, Allen & Holt and Mr. Lambert is an employee of Pincock, Allen & Holt. Messrs. Barnard, Noble and Lambert are independent of Geovic. The Technical Report was prepared in accordance with the requirements of NI 43-101.

     Portions of the following information are based on assumptions, qualifications and procedures which are set out only in the full Technical Report. For a complete description of assumptions, qualifications and procedures associated with the following information, reference should be made to the full text of the Technical Report, which is available electronically at www.sedar.com. References to “Geovic” in this section entitled “The Cameroonian Project” include GeoCam, as applicable.

     Geovic, through its 60% owned subsidiary GeoCam, controls exclusive rights to a cobalt-nickel laterite province in southeastern Cameroon (the “Cameroonian Project”). There are seven laterite plateaus within the Cameroonian Project: Nkamouna, Mada, Rapodjombo, North Mang, South Mang, Messea and Kondong.

     The Nkamouna area consists of an enriched cobalt-nickel-manganese-iron laterite deposit located within an extensive mineral province in southeastern Cameroon, Africa. Nickeliferous laterite deposits in southeast Cameroon were first discovered and investigated by the United Nations Development Programme (the “UNDP”) during 1981-1986, in a cooperative project with the Cameroon Ministry of Mines, Water and Energy to evaluate mineral potential in southeastern Cameroon. Following a regional stream sediment geochemical survey that indicated the likely presence of laterite nickel mineralization, the UNDP project drilled eleven core holes in the Nkamouna area.

     Several of the UNDP holes intersected laterite and saprolite with interesting nickel and cobalt values. The first hole traversed 56 meters of lateritic and fresh serpentinite, with nickel values up to 1.00% and cobalt values up to 0.19%. Due to the remote location and the low nickel prices at the time, the discovery did not draw much attention.

     William Buckovic became aware of the nickel discovery in 1988, subsequent to submitting a proposal to the Cameroon Ministry of Mines in 1986 to explore for minerals. No recorded exploration or mining had taken place on the property since the UNDP work. After assaying samples he was able to obtain from the area, Mr. Buckovic noted in 1994 the higher than typical cobalt to nickel ratio characterizing the Cameroon deposits. This high ratio was confirmed by the assay results from the UNDP coring program. In 1995 Mr. Buckovic helped form GeoCam, to investigate this occurrence.

     By 2004, Geovic had largely completed the reconnaissance sampling and had undertaken pitting and drilling patterns of varying densities at Nkamouna. Geovic had largely completed the pitting program at Mada by 2003. A more intensive pitting and drilling program was carried out at Nkamouna, which permitted greater access than Mada due to recent logging operations.

     Most of the work at Nkamouna and Mada has been performed by Geovic employees and consultants. Geological and sampling oversight has been provided by Mintec, Inc., of Tucson, Arizona and geologist and Qualified Person, Nikolai R. Burcham during 2003. Metallurgical and other testing has been performed from time to time by Bateman Engineering, Inc. of Tucson, Arizona; METCON Research, Inc. of Tucson, Arizona; Pittsburgh Metallurgical and Environmental Inc. of Pittsburgh, Pennsylvania; Hazen Research of Golden, Colorado; Knight Piesold of Denver, Colorado, and others.

     The mineral rights to the Cameroonian Project are held by GeoCam through a Mine Permit that is administered under the Mining Convention. The Mining Convention was signed on July 31, 2002 by the Ministry of Mines, Water, and Power of the Republic of Cameroon. On April 11, 2003, GeoCam was issued the Mining Permit, granting GeoCam the exclusive rights to exploit the deposits within the permitted 1,250 square kilometer area. The Mining Permit will remain in force for the duration of the mineable resource and has an initial term of 25 years. The Mining Permit and Mining Convention are renewable every 10 years thereafter until the depletion of resources. The Mining Permit is the main operating permit for the commercial GeoCam facilities.

     A shareholders agreement among GeoCam’s majority shareholder, Geovic (60%), Societe Nationale D’ Investissment Du Cameroun (SNI) (20%), four Cameroon individuals (collectively, 19.5%), and William Buckovic (0.5%) was entered into on April 9, 2007. The shareholders agreement reflects the historic arrangement between the shareholders and sets forth the terms, conditions and fiscal arrangement for continued participation in the Cameroonian Project. The Company believes that the shareholders agreement is consistent with international mining industry standards and is compliant with Western Africa business law.

Mineral Resource and Mineral Reserves

     A mineral resource estimate was prepared for the Nkamouna area using a three-dimensional block model to estimate cobalt, nickel, and manganese grade for individual blocks with dimensions of 10 by 10-meters horizontal by 1-meter vertical. In addition, lithology codes and resource classification codes were defined for each block.

     Resources by definition are in-situ mineral occurrences that are quantified based on geological data, but may not necessarily be economic. Resource classification was established for each block based on the sample grid spacing model. Determination of the appropriate grid size for each resource class was based on the continuity of cobalt above a cutoff grade of 0.10%. The mineral resource for Nkamouna is summarized by class in Table 1. The cutoff grades vary based on processing characteristics of each of the three main lithologic units.

TABLE 1 Nkamouna, Cameroon Mineral Resource Statement

	Resource	Cutoff	Tonnes	Average Grades
Unit	Class	% Co	(000)	% Co	% Ni	%Mn
Upper Laterite	Measured	0.12	18	0.411	0.395	2.332
Breccia	Measured	0.23	5,189	0.461	0.538	2.328
Ferralite	Measured	0.12	24,186	0.228	0.680	0	1.175
Sub-total			29,393	0.269	0.655	1.379

Upper Laterite	Indicated	0.12	17	0.362	0.309	1.182
Breccia	Indicated	0.23	2,897	0.413	0.460	1.990
Feralite	Indicated	0.12	28,798	0.204	0.672	1.037
Sub-total			31,712	0.223	0.652	1.124

Upper Laterite	Inferred	0.12	75	0.140	0.152	0.641
Breccia	Inferred	0.23	538	0.384	0.434	1.612
Ferralite	Inferred	0.12	13,975	0.178	0.614	0.905
Sub-total			14,588	0.185	0.605	0	0.930

Upper Laterite	Meas + Ind	0.12	35	0.387	0.353	1.773
Breccia	Meas + Ind	0.23	8,086	0.444	0.510	2.207
Ferralite	Meas + Ind	0.12	52,984	0.215	0.676	1.100
Sub-total			61,105	0.245	0.654	1.247

     At the selected cutoff grades the measured and indicated mineral resource is 61 million tonnes at a cobalt grade of 0.245% and a nickel grade of 0.654%. In addition, the inferred resource at Nkamouna is estimated as 15 million tonnes at 0.185% cobalt grade and 0.605% nickel grade. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

     The Nkamouna ore reserves presented in Table 2 are classified as a proven and probable mineral reserve based on a cutoff of $12.00/tonne net revenue. The mineral reserve is 53 million tonnes at a cobalt grade of 0.237% and a nickel grade of 0.719%. The economic analysis is positive at the metal prices of $12/lb cobalt and $3.50/lb nickel that were used to develop the mine plan and estimate the tonnages reported in the following table.

TABLE 2 Nkamouna, Cameroon Mineral Reserve Statement

	MINERALIZED ZONE				INTERBURDEN	OVERBURDEN	TOTAL
CLASSIFICATION	Tonnes	Co	Ni	Mn	Tonnes	Tonnes	Tonnes
Proven	26,280,570	0.256	0.720	1.331
Probable	26,433,743	0.218	0.718	1.109

TOTAL	52,714,314	0.297	0.718	1.220	2,116,982	80,120,403	132,834,717

     A mineral resource estimate was prepared for the Mada area using a three-dimensional block model to estimate cobalt, nickel, and manganese grade for individual blocks with dimensions of 10-meters by 10-meters horizontal by 1-meter vertical. In addition, lithology codes and resource classification codes were defined for each block.

     The mineral resource for the Mada area is summarized in Table 3. The cutoff grades vary based on processing characteristics of each of the lithologic units. All Mada resources are classified as “Inferred Resources.”

     The Mada resource is summarized using a cutoff grade of 0.12% cobalt for ferralite and 0.28% cobalt for breccia.

TABLE 3 Mada Resource Estimate (Sample Spacing up to 1,500 meters, Maximum Extrapolation 420 metres)

	Inferred NN Resource Before Adjustment for Volume-Variance Effects
Type	Cutoff %Co	Tonnes (1000’s)	%Co	%Ni	%Mn
Breccia	0.28	13,200	0.43	0.56	2.87
Ferralite	0.12	118,000	0.21	0.49	1.08

Total		131,200	0.23	0.50	1.26
	Inferred NN Resource After Adjustment for Volume-Variance Effects
Type	Cutoff %Co	Tonnes (1000’s)	%Co	%Ni	%Mn
Breccia	0.28	14,300	0.38	0.53	2.53
Ferralite	0.12	130,800	0.20	0.48	1.00

Total		145,100	0.21	0.48	1.15

USE OF PROCEEDS

     The estimated net proceeds received by the Company from this Offering, not including any proceeds received from the exercise of the Over-Allotment Option, will be Cdn$33 million, after deducting the Underwriter’s Fee of Cdn$1.75 million and the expenses of the Offering estimated to be Cdn$250,000. The Company intends to use the net proceeds of the Offering as follows:

Mine equipment and infrastructure at Nkamouna	Cdn$20,000,000
Feasibility study and geotechnical studies	Cdn$2,000,000
Land lease payment	Cdn$500,000
Exploration and development drilling at Mada	Cdn$2,000,000
Potential Acquisitions of Mineral Properties(1)(2)	Cdn$2,000,000
Working capital and general corporate purposes(1)(2)	Cdn$6,500,000

TOTAL:	Cdn$33,000,000

Notes:

(1)

There are no definitive plans for the expenditure of these funds as of the date of this short form prospectus. All allocations will be at the sole discretion of management of the Company. See “Risk Factors – Risks Associated with the Offering”.

(2)	The Company will hold all proceeds of the Offering that will not be used in the near term, in term deposits or interest-bearing accounts pending their expenditure.

     Although the Company intends to expend the proceeds from the Offering, not including any proceeds received from the exercise of the Over-Allotment Option, as set forth above, the actual allocation of the net proceeds may vary materially from that set out above depending on future developments in the Company’s mineral properties or unforeseen events.

PLAN OF DISTRIBUTION

     Pursuant to the Underwriting Agreement, dated as of April 11, 2007, among the Underwriters, Canaccord Capital Corporation and the Company, the Company has agreed to sell, and the Underwriters have agreed to purchase on the closing of the Offering the Units at a price of Cdn$4.00 per Unit, payable in cash to the Company against delivery. The obligations of the Underwriters under the Underwriting Agreement may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Units if any of the Units are purchased under the Underwriting Agreement. The Offering Price per Unit was determined by negotiation among the Company and the Underwriters.

     Each Unit consists of one Common Share and one-half of one Warrant, each whole Warrant entitling the holder to purchase one Warrant Share for a period of 5 years from the closing of the Offering at an exercise price of Cdn$5.00 per Warrant Share.

     Pursuant to the Underwriting Agreement, the Company has agreed to pay a commission to the Underwriters (the “Underwriters’ Fee”) of 5% of the gross proceeds of the Offering and certain expenses of the Underwriters in connection with the Offering. The Company has granted the Underwriters an Over-Allotment Option, exercisable at any time for a period of 30 days from the closing of the Offering, to purchase up to 1,312,500 additional Units at the Offering Price to cover over-allotments, if any, and for market stabilization purposes. The Underwriters will also be entitled to the Underwriters’ Fee in respect of Units purchased upon exercise of the Over-Allotment Option. In addition, the Company has agreed to indemnify each of the Underwriters and their affiliates and their respective directors, officers, employees and agents against certain liabilities.

     Subscriptions for Units offered hereunder will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the Offering will take place on or about April 26, 2007 or such other date as the Company and the Underwriters shall agree, but no later than May 29, 2007. One or more certificates representing the Common Shares and Warrants will be issued in registered form and will be deposited with CDS on the date of closing of the Offering. A purchaser of the Units will not have the right to receive physical certificates evidencing the Common Shares and Warrants. The Units will separate into Common Shares and Warrants immediately upon issuance.

     Pursuant to rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at anytime during the period ending on the date the selling process for the Units ends and all stabilization arrangements relating to the Units are terminated, bid for or purchase securities of the Company. The foregoing restrictions are subject to certain exceptions including (a) a bid for or purchase of securities of the Company if the bid or purchase is made through the facilities of the Exchange, in accordance with the Universal Market Integrity Rules of Market Regulation Services Inc., (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriters, or if the client’s order was solicited, the solicitation occurred before the period of distribution as prescribed by the rules, and (c) a bid or purchase to cover a short position entered into prior to the period of distribution as prescribed by the rules. The Underwriters may engage in market stabilization or market balancing activities on the Exchange where the bid for or purchase of the common shares is for the purpose of maintaining a fair and orderly market in the common shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.

     The Units offered hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or any securities or “blue sky” laws of any of the states of the United States. Accordingly, the Units may not be offered or sold within the United States. In addition, the Underwriting Agreement provides that the Underwriters will offer and sell securities outside the United States only in accordance with Regulation S under the 1933 Act.

     This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Units offered hereby in the United States. In addition, until 40 days after the commencement of the Offering, an offer or sale of the Units within the United States by any dealer, whether or not participating in the Offering, may violate the registration requirement of the 1933 Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the 1933 Act.

     A purchaser of the Units may not offer or sell the Units within the United States or to or for the account or benefit of a U.S. person as defined in Regulation S under the 1933 Act except in accordance with an exemption from the registration requirements of the 1933 Act and applicable state securities laws.

     This short form prospectus is only being and may only be distributed to and directed at (i) persons outside the U.K.; or (ii) persons in the U.K. who are (a) a “qualified investor” within the meaning of Section 86(7) of the FSMA and (b) within the categories of persons referred to in Article 19 (investment professionals) or Article 49 (high net worth companies, unincorporated associations, etc.) of the financial promotion order (all such persons together being referred to as “relevant persons”). The Units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. This short form prospectus is not a prospectus for the purposes of Section 85(1) of FSMA. Accordingly, this short form prospectus has not been approved as a prospectus by the FSA under Section 87A of the FSMA and has not been filed with the FSA pursuant to the U.K. prospectus rules nor has it been approved by a person authorized under FSMA.

     The Company has agreed not to, directly or indirectly, offer, sell or otherwise dispose of, or enter into any agreement to offer, sell or otherwise dispose of, any common shares or securities convertible into, exchangeable for or otherwise exercisable into common shares for a period of 90 days following closing of the Offering without the prior written consent of the Underwriters, not to be unreasonably withheld, other than: (i) Common Shares offered pursuant to this short form prospectus; (ii) options and common shares issued pursuant to the Company’s stock option plan; or (iii) under any existing agreement or instruments already entered into, issued or authorized by the Company.

     The Exchange has conditionally approved the listing of the Common Shares and Warrants distributed under this short form prospectus, as well as the Warrant Shares. Listing is subject to the Company fulfilling all the requirements of the Exchange.

DESCRIPTION OF SECURITIES

     The Offering consists of 8,750,000 Units. Each Unit consists of one Common Share and one-half of one Warrant. The Units will separate into Common Shares and Warrants immediately upon issuance. An investment in the Units involves a high degree of risk. See “Risk Factors” at pages 7 to 11 of the Company’s AIF. All investors are advised to consult their own taxation, accounting and legal advisors to determine income tax benefits or consequences, if any, to purchasers of Units.

     The Company is authorized to issue 200,000,000 common shares, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share, which have been designated Series A Convertible Preferred Stock (the “Preferred Shares”). As at April 18, 2007, the Company had 88,748,742 common shares and 1,825,000 Preferred Shares issued and outstanding.

     The following table sets out the number and percentage of common shares of the Company issued, on a fully diluted basis, as at April 18, 2007:

	Number		Percentage
Total common shares issued and
outstanding	88,748,742		73.93%

Common shares reserved for issuance
to former holders of Geovic
options, options granted to
Vanguard Shareholder Solutions Inc.
pursuant to an investor relations
agreement and options granted to
independent directors	12,653,286		10.54

Common shares reserved for issuance
to warrantholders(1)	16,323,411		13.60

Common shares reserved for issuance
per agreements assigned by Geovic
to the Company	139,000		0.12

Common shares issuable on
conversion of Preferred Shares	1,825,000		1.52

Common shares issuable per agent's
compensation option granted in
connection with the Subscription
Receipt Financing	348,600		0.29

Total common shares outstanding on
fully diluted basis	120,038 ,0	39	100

Notes:

(1)

These warrants include (i) warrants to purchase 316,540 common shares exercisable for various periods expiring between December 29, 2007 and April 10, 2008 at an exercise price per share of $1.75; (ii) warrants to purchase 1,825,000 common shares which are exercisable at any time for a period of three years from the closing of the Offering at a purchase price per share of 85% of the Offering Price; (iii) warrants to purchase 1,174,000 common shares of the Company which are exercisable at any time until March 6, 2010 at a purchase price per share of $2.25 per share; (iv) warrants to purchase 1,000 common shares of the Company which are exercisable at any time until December 1, 2009 at a purchase price per share of $2.25 per share; (v) the warrants to purchase 2,999,996 common shares exercisable at any time for five years ending November 3, 2011 at Cdn$2.75; and (vi) warrants to purchase 10,800,000 common shares exercisable at any time until March 6, 2012 at Cdn$3.00 per share, granted pursuant to the Previous Offering.

Common Shares

     Except as otherwise provided by law or by the resolution or resolutions adopted by the board of directors of the Company designating the rights, powers and preferences of any series of preferred shares of the Company, common shares of the Company have the exclusive right to vote for the election of directors and for all other purposes and are entitled to receive, on a pro-rata basis such dividends as the board of directors may declare. Each of the common shares of the Company has one vote on each matter properly submitted to the Company’s shareholders for their vote, and the holders of the common shares of the Company vote together as a single class. The holders of the common shares of the Company are entitled to receive the net assets of the Company upon dissolution or liquidation, subject to the payment of any preference thereto applicable to the preferred shares of the Company.

Preferred Shares

     The Preferred Shares of the Company are non-voting and are not entitled to dividend rights. Upon receipt by the Company of the gross proceeds of the Offering, an aggregate of 1,825,000 Preferred Shares, being all of the Company’s issued and outstanding Preferred Shares, will be automatically converted into an equal number of common shares pro rata among Series A Shareholders. This short form prospectus also qualifies for distribution the common shares issuable upon the conversion of the Preferred Shares.

Warrants

     The Warrants will be issued under a warrant indenture (the “Warrant Indenture”) to be entered into between the Company and Pacific Corporate Trust Company (the “Trustee”). The Company will appoint the principal transfer offices of the Trustee in Vancouver as the location at which the Warrants may be surrendered for exercise, transfer or exchange.

     Pursuant to the Offering and terms of the Warrant Indenture, each whole Warrant shall be exercisable to purchase one Warrant Share at a price of Cdn$5.00 for a period of 5 years following the closing of the Offering.

     The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i)

the issuance of common shares or securities exchangeable for or convertible into common shares to all or substantially all of the holders of the common shares by way of a stock dividend or other distribution;

(ii)	the subdivision, redivision or change of the common shares into a greater number of shares;

(iii)	the consolidation, reduction or combination of the common shares into a lesser number of shares;

(iv)

the issuance to all or substantially all of the holders of the common shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the date of such issuance, to subscribe for or purchase common shares, or securities exchangeable for or convertible into common shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the common shares on the record date; and

(v)

the issuance or distribution to all or substantially all of the holders of the common shares of (a) shares of any class other than common shares, (b) rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares (other than those contemplated in (iv)), (c) evidences of indebtedness, or (d) any property or other assets (other than cash dividends paid in the ordinary course).

     The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(i)	reclassification of the common shares;

(ii)

consolidation, amalgamation or merger of the Company with or into any other corporation or other entity (other than consolidations, amalgamations or mergers which do not result in any reclassification of the outstanding common shares or a change of the common shares into other shares); or

(iii)	the transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

     No adjustment in the exercise price or the number of Warrant Shares issuable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or the number of Warrant Shares issuable upon exercise of the Warrants by at least one one-hundredth of a Warrant Share.

     The Company will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to Warrantholders of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

     No fractional Warrant Shares will be issuable upon the exercise of any Warrants. Warrantholders will not have any voting or any other rights which a holder of common shares would have until the Warrants are properly exercised and Warrant Shares issuable upon the exercise of the Warrants are issued.

     The Warrant Indenture provides that, from time to time, the Company and the Trustee, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not prejudice the rights of Warrantholders. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “special resolution”, which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 20% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants.

     The foregoing summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture, which will be filed by the Company on SEDAR following the closing of the Offering.

RISK FACTORS

     An investment in the Units is highly speculative and subject to a number of risks. A prospective purchaser of the Units should carefully consider the information described in this Prospectus as well as the Risk Factors set out in the Company’s Annual Information Form incorporated herein by reference. These risk factors, together with all other information included or incorporated by reference in this prospectus, including information contained in the section “Cautionary Statement Regarding Forward Looking Statements”, should be carefully reviewed and considered before a decision to invest in the Units is made. In addition, a prospective investor should carefully consider the following risk factors associated with the Offering:

Risks Associated with the Offering

Unallocated Proceeds of Offering

     As of the date of this short form prospectus, the Company has no definitive plans for the expenditure of certain proceeds of the Offering. Cdn$2.0 million has been allocated towards the search for, and strategic investment in or acquisition of, additional mineral properties or companies holding such properties and Cdn$6.5 million has been allocated for working capital and general corporate purposes. All such investments and acquisitions and expenditures of the net proceeds in connection with working capital and general corporate purposes shall be at the sole discretion of the management of the Company, and there can be no assurance as of the date of this short form prospectus as to how such funds will be expended. The Company is not a party to any definitive agreement in respect of strategic investments or acquisitions and no assurance can be given that such agreements will ever be entered into and in such event the use of proceeds allocated to “Potential Acquisitions of Mineral Properties” will be at the sole discretion of the management of the Company.

Market Price of Common Shares and Warrants

     There can be no assurance that an active market for the Common Shares or in respect of the Warrants, if such market develops, will be sustained after the Offering. Securities of small- and mid-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the securities of the Company is also likely to be significantly affected by short-term changes in commodity prices, other precious metal prices or other mineral prices, currency exchange fluctuation, the political environment in Cameroon, or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the securities of the Company include the following: the extent of analytical coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company’s securities; lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of securities of the Company; the size of the Company’s public float may limit the ability of some institutions to invest in the Company’s securities; and a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company’s securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. If an active market for the securities of the Company does not continue, the liquidity of an investor’s investment may be limited and the price of the securities of the Company may decline below the Offering Price. If such a market does not develop, investors may lose their entire investment in the Units.

     As a result of any of these factors, the market price of the securities of the Company at any given point in time may not accurately reflect the long-term value of the Company. Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

CONSOLIDATED CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as at the date indicated, and as adjusted to give effect to the issue of the Units under the Offering. The table should be read in conjunction with the unaudited pro forma consolidated financial statements of the Company as at and for the six months ended September 30, 2006, which are incorporated by reference into this short form prospectus.

	As at September 30, 2006 after giving effect to the RTO	As at September 30, 2006 after giving effect to the Offering	after giving effect to the Offering and the Previous Offering(1)
	(unaudited)	(unaudited)	(unaudited)
Common shares
(200,000,000 authorized)	62,142,949 shares	70,892,949 shares (2)	92,492,949 shares(2)
Preferred shares	6,000,000 shares	—	—
(50,000,000 authorized)
Retained Earnings	$ (30,260,075	$ (30,260,075	$ (30,260,075
(Deficit)
Warrants(3)	—	4,375,000 warrants(4)	15,175,000 warrants(4)

Notes:

(1)	Assuming the issue of 8,750,000 Units under the Offering. If the Over-Allotment Option is exercised in full, the outstanding common shares of the Company will be 93,805,449.

(2)	The Warrant Shares are not included in this figure.

(3)	Does not include any warrants or other convertible securities of the Company other than the Warrants.

(4)	If the Over-Allotment Option is exercised in full, the outstanding Warrants will be 15,831,250.

TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

     In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Cassels Brock & Blackwell LLP, counsel to the Underwriters, the following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of Common Shares and Warrants by holders who acquire Units pursuant to this short form prospectus. This summary is applicable to a holder who, for purposes of the Tax Act, is resident or deemed to be resident in Canada, holds the Common Shares and Warrants as capital property, and deals at arm’s length and is not affiliated with the Company. The Common Shares and Warrants will generally be considered capital property to a holder unless either the holder holds such Common Shares and Warrants in the course of carrying on a business of buying and selling securities or the holder has acquired the Common Shares and Warrants in a transaction or transactions considered to be an adventure in the nature of trade. This summary is not applicable to (i) any holder which is a ‘‘financial institution’’ (as defined in the Tax Act for purposes of the mark-to-market rules), (ii) any holder an interest in which would be a ‘‘tax shelter investment’’ (as defined in the Tax Act), or (iii) any holder in relation to which the Company is a “foreign affiliate” (as defined in the Tax Act).

     This summary is based on the current provisions of the Tax Act, the Regulations, all proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the ‘‘Proposals’’) and counsel’s understanding of the administrative and assessing practices and policies of the Canada Revenue Agency (‘‘CRA’’) which have been made publicly available prior to the date hereof. No assurance can be given that the Proposals will be enacted as proposed, if at all. This summary does not take into account or anticipate any other changes in law, whether by legislative, regulatory, administrative or judicial decision or action or changes in the administrative practices of CRA, is not exhaustive of all Canadian federal income tax considerations and does not take into account other federal tax considerations or provincial, territorial or foreign income tax legislation or considerations.

     This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares and Warrants. The income tax and other tax consequences of acquiring, holding and disposing of Common Shares and Warrants will vary according to the status of the holder, the province or provinces in which the holder resides or carries on business and, generally, the holder’s own particular circumstances. Accordingly, the following description of income tax matters is of a general nature only and is not intended to constitute advice to any particular holder. Prospective holders should consult their own tax advisors with respect to the income tax consequences of investing in Common Shares and Warrants, based on the holder’s particular circumstances.

     For purposes of the Tax Act, all amounts relative to the acquisition, holding or disposition of Common Shares and Warrants (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing exchange rate generally at the time such amounts arise. The 2006 Federal Budget proposed to explore allowing certain corporations to determine their income for Canadian tax purposes in a currency other than Canadian dollars. To date, no draft legislation in regards to this proposal has been released.

Allocation of Cost

     Holders will be required to allocate the purchase price of the Units between the Common Share and the one-half of one Warrant on a reasonable basis in order to determine their respective costs for purposes of the Tax Act. The Company will also be required to allocate the amount received for each Unit between the Common Share and one-half of one Warrant on a reasonable basis for the purposes of the Tax Act. Counsel have been advised that the Company will allocate Cdn$3.9999 to each Common Share and Cdn$0.0001 to the one-half of one Warrant. The Company believes that such allocation is reasonable, but such allocation will not be binding on CRA or the holders.

Exercise or Expiry of Warrants

     No gain or loss will be realized by a holder upon the exercise of a Warrant. The cost to a holder of a Warrant Share acquired upon the exercise of a Warrant will be the aggregate of the holder’s adjusted cost base of the Warrant so exercised and the price paid for the Warrant Share (i.e., the exercise price of the Warrant). The adjusted cost base of the Warrant Shares acquired will be determined by averaging the cost of those Warrant Shares with the adjusted cost base (determined immediately before the acquisition of the Warrant Shares) of all other Common Shares held by the holder as capital property at the time of the acquisition.

     The expiry of an unexercised Warrant will generally give rise to a capital loss equal to the adjusted cost base to the holder of the expired Warrant.

Disposition of Common Shares or Warrants

     In general, a holder of a Common Share or Warrant will realize a capital gain (or capital loss) on a disposition, or a deemed disposition of such Common Share or Warrant (other than a disposition of a Warrant on the exercise thereof), equal to the amount by which the proceeds of disposition of the Common Share or Warrant, as the case may be, net of any costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share or Warrant, as the case may be, to the holder.

     A holder will be required to include in income one-half of the amount of any capital gain (a ‘‘taxable capital gain’’) realized in the year of a disposition of the Common Shares or Warrants and will generally be entitled to deduct one-half of the amount of any capital loss (an ‘‘allowable capital loss’’) against taxable capital gains realized in the year of a disposition, the three preceding years or any subsequent year, to the extent and under the circumstances described in the Tax Act.

     A holder that is, throughout the relevant taxation year, a ‘‘Canadian-controlled private corporation’’ (as defined in the Tax Act) may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its ‘‘aggregate investment income’’ for the year which is defined to include taxable capital gains.

     Capital gains realized by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Dividends

     Dividends received or deemed to be received on the Common Shares by an individual, if any, will be included in the individual’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Dividends received or deemed to be received on the Common Shares by a corporation will be included in computing the corporation’s income and generally will not be deductible in computing the corporation’s taxable income.

     A holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6?% in respect of dividends received or deemed to be received on the Common Shares.

     United States non-resident withholding tax or other income tax payable by a holder of Common Shares in respect of dividends received on the Common Shares may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances prescribed in the Tax Act.

Proposals Regarding Foreign Investment Entities

     The Minister of Finance (Canada) has tabled legislation to amend the Tax Act, including revised proposed amendments to the Tax Act generally applicable for taxation years commencing after 2006, regarding the taxation of certain interests in non-resident entities that are “foreign investment entities” (the “FIE Proposals”). A corporation is not a foreign investment entity if, at the end of its taxation year, the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all its property or if, throughout the taxation year, its principal undertaking is not an “investment business” within the meaning of those terms in the FIE Proposals.

     The determination of whether or not the Company is a foreign investment entity must be made on an annual basis at the end of each taxation year-end of the Company and no assurances can be given that the Company will not be a foreign investment entity at the end of any of its taxation years. The FIE Proposals are complex and have been subject to extensive commentary and amendment. No assurances can be given that the new rules will be enacted in the form anticipated. Holders should consult their own tax advisors regarding the application of the new rules in their particular circumstances.

     In any event, the FIE Proposals will not apply in a taxation year of a holder of Common Shares or Warrants if, at the end of the taxation year of the Company that ends in such year, the Common Shares or Warrants are an “exempt interest” to such holder. Generally, the Common Shares or Warrants will constitute an exempt interest to a holder at a particular time if:

(a)	it is reasonable to conclude that the holder has, at that time, no “tax avoidance motive” (within the meaning of the FIE Proposals) in respect of the Common Shares or Warrants;

(b)

throughout the period of the Company’s taxation year that includes that time, during which the holder held the Common Shares or Warrants, either (i) the Company is governed by and exists under the laws of the United States of America, and the Company is a resident of the United States of America for purposes of the Canada-United States Income Tax Convention or (ii) the Company is a resident of the United States of America for purposes of the Tax Act and the Common Shares or Warrants (as applicable) are listed on a prescribed stock exchange (which includes Tier 1 of the TSX Venture Exchange); and

(c)	throughout such period, the Common Shares or Warrants, are an “arm’s length interest” of the holder within the meaning of the FIE Proposals.

     The determination of whether a holder will have a tax avoidance motive in respect of the Common Shares or Warrants within the meaning of the FIE Proposals will depend upon the particular circumstances of the holder of Common Shares or Warrants. Holders should consult their own tax advisors regarding the determination of whether they have such a tax avoidance motive. The Common Shares or Warrants respectively will qualify as an arm’s length interest at any time in respect of a holder of Common Shares or Warrants for purposes of the FIE Proposals provided it is reasonable to conclude that (i) there are at least 150 persons each of which holds at that time Common Shares or Warrants having a total fair market value of at least Cdn$500 or the Common Shares or Warrants are listed on a prescribed stock exchange and such Common Shares or Warrants have a “readily obtainable fair market value”; (ii) the Common Shares or Warrants can normally be acquired and sold by members of the public in the open market, and (iii) the aggregate fair market value at that time of the Common Shares or Warrants that are held by the holder, or an entity or individual with whom the holder does not deal at arm’s length, does not exceed 10% of the fair market value of all of the Common Shares or Warrants held by an entity or individual at that time. No assurances can be given that the Common Shares or Warrants will qualify as an arm’s length interest upon the closing of the Offering or at any time in the future.

Foreign Property Information Reporting

     In general, a “specified Canadian entity”, as defined in the Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property”, as defined in the Tax Act, at any time in the taxation year or fiscal period exceeds Cdn$100,000, is required to file an information return for the year or fiscal period disclosing prescribed information, including the cost amount and any income in the taxation year, in respect of such property. With some exceptions, a taxpayer resident in Canada, other than a corporation or a trust exempt from tax under Part I of the Tax Act, in the year will be a specified Canadian entity. The Common Shares and Warrants will be specified foreign property to a holder. The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by an investor. Accordingly, holders should consult their own tax advisors regarding compliance with these rules.

     Certain U.S. Federal Income Tax Consideration for Non-U.S. Holders

     Any discussion of tax issues set forth in this short form prospectus was written in connection with the promotion and marketing of the transactions described in this Offering. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

     The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of Common Shares, Warrant Shares and Warrants. This summary applies to Non-U.S. Holders (as defined below) who purchased Units in connection with the Offering. This summary deals only with Common Shares, Warrant Shares and Warrants held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and does not address the tax consequences that may be relevant to holders in special tax situations including, for example:

•	a dealer in securities or currencies;

•	a trader that elects to use a mark-to-market method of accounting;

•	a person that owns our Common Shares, Warrant Shares or Warrants as part of a “straddle,” “hedge,” or “conversion transaction”;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization; or

•	a U.S. expatriate.

     Further, this summary does not address the state, local and foreign tax consequences of an investment in the Common Shares, Warrant Shares and Warrants. Each holder should consult its own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning, and disposing of the Common Shares, Warrant Shares and Warrants in its particular circumstances.

     This summary is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

     For purposes of this summary, a Non-U.S. Holder is a beneficial owner of Common Shares, Warrant Shares or Warrants other than: (i) a citizen or resident of the United States, as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     If a partnership holds the Common Shares, Warrant Shares or Warrants, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding Common Shares, Warrant Shares or Warrants should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of the Common Shares, Warrant Shares and Warrants.

Dividends on Common Shares and Warrant Shares

     Distributions, if any, paid with respect to Common Shares or Warrant Shares, other than pro rata distributions of such shares, will be taxable as dividends to the extent of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

     Dividends generally will be subject to withholding of U.S. federal tax at a rate of 30% of the gross amount of the dividends, or a lower rate provided by an applicable income tax treaty if a Non-U.S. Holder provides proper certification of the eligibility for the lower rate (usually on an Internal Revenue Service (“IRS”) Form W-8BEN). However, if a U.S. corporation directly or indirectly derives at least 80% of its gross income during a relevant testing period from “active foreign business income”, a portion of any dividends paid by such corporation will be exempt from U.S. federal withholding taxes. The portion of such dividends exempt from U.S. federal withholding taxes will equal the ratio of: (i) the corporation’s gross income from foreign sources during the relevant testing period divided by (ii) the corporation’s total gross income during the relevant testing period. It is expected that the Company will directly or indirectly derive more than 80% of its gross income from “active foreign business income.” Assuming that this is the case, although not entirely free from doubt, a portion of any dividends paid by the Company to Non-U.S. Holders may be exempt from U.S. federal withholding taxes.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and such dividends are effectively connected with such conduct of that trade or business and, if an income tax treaty applies, are attributable to a U.S. permanent establishment, the holder will be exempt from the 30% withholding tax, provided that applicable certification requirements are satisfied. A Non-U.S. Holder will, however, be subject to U.S. federal income tax on such dividends, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. In addition, Non-U.S. Holders that are foreign corporations may be subject to a branch profits tax equal to 30%, or an exempt or lower rate provided by an applicable income tax treaty, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

     Non-U.S. Holders that are eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Distributions in excess of the Company’s current and accumulated earnings and profits will first be applied against and reduce a Non-U.S. Holder’s basis in the Common Shares or Warrant Shares received and thereafter, any excess will be treated as gain as discussed under “—Sale or Other Disposition of the Common Shares, Warrant Shares and Warrants”.

Exercise of Warrants

     A Non-U.S. Holder generally will not recognize gain or loss upon the exercise of a Warrant. Warrant Shares acquired pursuant to the exercise of a Warrant will have a basis equal to the Non-U.S. Holder’s basis in the Warrant (that is, an amount equal to the portion of the purchase price of each Unit allocated to the Warrant as described below in “—Sale or Other Disposition of the Common Shares, Warrant Shares and Warrants”), increased by the amount paid to exercise the Warrant. The holding period of such Warrant Share would begin on the day following the date of exercise of the Warrant and will not include the period during which the Non-U.S. holder held the Warrant.

Sale or Other Disposition of the Common Shares, Warrant Shares and Warrants

     Any gain realized upon the sale or other disposition of the Common Shares, Warrant Shares and Warrants generally will not be subject to U.S. federal income tax unless:

o

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to such holder’s U.S. permanent establishment;

o	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

o

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the Non-U.S. Holder held the Common Shares, Warrant Shares or Warrants.

     Non-U.S. Holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. Corporate Non-U.S. Holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or an exempt or lower rate provided by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such holder is not considered to be a resident of the United States.

     For purposes of determining the Non-U.S. Holder’s gain, for U.S. federal income tax purposes, a Non-U.S. Holder must allocate the purchase price of a Unit between the Common Shares and the Warrants based on the relative fair market value of each and must compute its basis in the Common Shares and Warrants in accordance with that allocation. The Company will allocate Cdn$3.9999 to each Common Share and Cdn$0.0001 to the one-half of one Warrant. While uncertain, it is possible that the IRS will apply by analogy rules pursuant to which the Company’s allocation of the purchase price will be binding on a Non-U.S. Holder of a Unit, unless the Non-U.S. Holder explicitly discloses in a statement attached to a timely filed U.S. federal income tax return for the taxable year in which the Unit is acquired that the Non-U.S. Holder’s allocation of the purchase price between the Common Share and the one-half of one Warrant that comprise the Unit is different than the Company’s allocation. The Company’s allocation is not, however, binding on the IRS.

     The Company believes that it is not, and does not anticipate becoming, a United States real property holding corporation. If the Company were to become a United States real property holding corporation, gain realized by a Non-U.S. Holder that did not directly or indirectly own more than 5% of our Common Shares (including Warrant Shares) would not be subject to U.S. federal income tax as a result of the Company’s status as a United States real property holding corporation as long as the Common Shares and Warrant Shares were regularly traded on an established securities market. For purposes of this exception, an established securities market includes a foreign national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority. Although the IRS has not issued specific guidance, the Company believes that the TSX Venture Exchange qualifies as an established securities market because it is recognized and regulated jointly by the British Columbia Securities Commission and the Alberta Securities Commission. Each Non-U.S. Holder should consult its own tax advisor as to whether this exception is available with respect to the Common Shares and Warrant Shares.

Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid to such holders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which such holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders will be subject to backup withholding on dividends paid unless such holder satisfies applicable certification requirements.

     Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of the Common Shares, Warrant Shares and Warrants within the United States or conducted through U.S.-related financial intermediaries unless the Non-U.S. Holder certifies under penalties of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or an exemption is otherwise established.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax, provided that required information is furnished to the IRS in a timely manner.

INTEREST OF EXPERTS

     None of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, Cassels Brock & Blackwell LLP, counsel to the Underwriters, or Pierre Christian Nsegbe, counsel to GeoCam, any associate or partner thereof, has a direct or indirect interest in the property of the Company or any associate or affiliate of the Company. As at the date hereof, the aforementioned persons beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company. None of Frederick Barnard, Richard Lambert or Alan Noble, being the authors of the Technical Report, has a direct or indirect interest in the property of the Company or owns any securities of the Company, Geovic or FinCo.

     With respect to the auditors, Deloitte & Touche LLP has advised the Company that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta and Ernst & Young LLP has advised the Company, Geovic and FinCo that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

     None of the aforementioned persons is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors for the Company are Ernst & Young LLP, independent chartered accountants, located at 700 West Georgia Street, Vancouver, British Columbia.

     Pacific Corporate Trust Company is the Company’s transfer agent and registrar for its common shares and Warrants at its principal office in Vancouver, British Columbia.

LEGAL MATTERS

     Certain Canadian legal matters relating to the securities qualified hereunder will be passed upon by Blake, Cassels & Graydon LLP on behalf of the Company and by Cassels Brock & Blackwell LLP on behalf of the Underwriters.

PURCHASERS’ STATUTORY RIGHTS

     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We have read the short form prospectus (the “Prospectus”) of Geovic Mining Corp. (the “Company’’) dated April 19, 2007 relating to the issue and sale of units of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

     We consent to the incorporation by reference in the Prospectus of our report to the directors of Geovic, Ltd. (“Geovic”) on the consolidated balance sheets of Geovic as at December 31, 2005 and 2004 and the consolidated statements of operations and shareholders’ equity (deficiency) and cash flows for each of the years in the three year period ended December 31, 2005. Our report is dated June 29, 2006, except as to notes 9 and 10, which are as of November 3, 2006.

     We also consent to the incorporation by reference in the Prospectus of our report to the Directors of Geovic Finance Corp. (“Geovic Finance”) on the balance sheet of Geovic Finance as at June 30, 2006 and the statement of operations and deficit and cash flows from June 6, 2006 (date of incorporation) to June 30, 2006. Our report is dated November 3, 2006.

Vancouver, Canada	(Signed) ERNST & YOUNG LLP
April 19, 2007	Chartered Accountants

B-1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We have read the short form prospectus of Geovic Mining Corp. (the “Company”) dated April 19, 2007 qualifying for distribution units of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

     We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of Resource Equity Ltd. on the balance sheets of Resource Equity Ltd. as at April 30, 2006 and 2005 and the statements of (loss) earnings and retained earnings and of cash flows for each of the years then ended. Our report is dated August 21, 2006.

Calgary, Alberta	(signed) DELOITTE & TOUCHE LLP
April 19, 2007	Chartered Accountants

B-2

CERTIFICATE OF THE COMPANY

     Dated: April 19, 2007

     This amended and restated short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of British Columbia, Alberta and Ontario.

(Signed) John E. Sherborne	(Signed) Greg Hill
Chief Executive Officer and Director	Acting Chief Financial Officer

On behalf of the Board of Directors

(Signed) William A. Buckovic	(Signed) Michael T. Mason
Director	Director

C-1

CERTIFICATE OF THE UNDERWRITERS

     Dated: April 19, 2007.

     To the best of our knowledge, information and belief, this amended and restated short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of British Columbia, Alberta and Ontario.

CANACCORD CAPITAL CORPORATION

By: (Signed) Jens J. Mayer
Executive Vice President

ORION SECURITIES INC.

By: (Signed) Ron D’Ambrosio
Vice President

C-2